EXHIBIT 8

                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 Avenue of the Americas
                          New York, New York 10019-6064

                                        August 9, 1999

SFC New Holdings, Inc.
520 Lake Cook Road
Suite 550
Deerfield, Illinois 60015

            Registration Statement on Form S-4 (Registration No. 333-83063)

Ladies and Gentlemen:

            In connection with the referenced Registration Statement on Form S-4 (the "Registration Statement") filed on July 16, 1999 by SFC New Holdings, Inc. (the "Issuer"), a Delaware corporation, with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act (the "Rules"), we have been requested to render this opinion. Capitalized terms used and not otherwise defined shall have the meanings given those terms in the Registration Statement.

            In this regard, we have reviewed copies of the Registration Statement (including its exhibits) with respect to the offer by the Issuer to exchange (i) up to $225,000,000 aggregate principal amount of its 11 1/4% Senior Notes due 2001 for up to $220,695,000 aggregate principal amount of its outstanding 11 1/4% Senior Notes due 2001 and up to $4,305,000 aggregate principal amount of the 10 1/4% Senior Notes due 2001 of Specialty Foods Corporation, a Delaware corporation ("SFC"), (ii) up to $150,000,000 aggregate principal amount of its 12 1/8% Senior Notes due 2002 for up to $149,925,000 aggregate principal amount of its outstanding 12 1/8%
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SFC New Holdings, Inc.
August 9, 1999
Page -2-


Senior Notes due 2002 and up to $75,000 aggregate principal amount of the 11 1/8% Senior Notes due 2002 of SFC and (iii) up to $200,000,000 aggregate principal amount of its 13 1/4% Subordinated Notes due 2003 for up to $197,646,000 aggregate principal amount of our 13 1/4% Subordinated Notes due 2003 and up to $2,354,000 aggregate principal amount of the 11 1/4% Subordinated Notes due 2003 of SFC. We have also made those other investigations of fact and law and have examined the originals, or copies authenticated to our satisfaction, of those other documents, records, certificates or other instruments that in our judgment are necessary or appropriate to enable us to render our opinion.

            Our opinion is limited to the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect today. The statutory provisions, regulations and interpretations upon which our opinion is based are subject to change and those changes could apply retroactively. Any change could affect the continuing validity of our opinion. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly stated in this letter, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

            Based upon and subject to the above, the legal matters and conclusions stated in the Registration Statement under the heading "Certain Federal Income Tax Considerations" constitute our opinion with respect to those matters.
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SFC New Holdings, Inc.
August 9, 1999
Page -3-


            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or the Rules.

                                    Very truly yours,


                                    /s/ Paul, Weiss, Rifkind, Wharton & Garrison
                                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON